EXHIBIT 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”), dated as of April 20, 2010, is made by and between AVI BioPharma, Inc., an Oregon corporation with its principal executive office located in Bothell, Washington (“AVI” or the “Company”), and George W. Haywood (“Mr. Haywood”), Cheryl Haywood (“Ms. Haywood”), Rockall Emerging Markets Master Fund Limited (the “Fund”), Meldrum Asset Management, LLC (“Meldrum”), Con Egan (“Mr. Egan”) and Conor O’Driscoll (“Mr. O’Driscoll”) (“Mr. Haywood”, “Ms. Haywood”, the “Fund”, “Meldrum”, “Mr. Egan” and “Mr. O’Driscoll” each a “Shareholder Party” and, collectively, the “Shareholder Group”) (each of the Company and the Shareholder Group, a “Party” to this Agreement, and collectively, the “Parties”).  Leslie Hudson (“Hudson”) is executing this Agreement solely for the purpose of his agreement with the provisions set forth in Section 3(a) and Section 8 and K. Michael Forrest (“Forrest”) is executing this Agreement solely for the purpose of his agreement with the provisions set forth in Section 3(e).

WHEREAS, the Shareholder Group may be deemed to beneficially own shares of common stock of AVI (the “Common Stock”) totaling, in the aggregate, 13,371,529 shares, or approximately 11.9% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, on March 16, 2010, Mr. Haywood, Ms. Haywood and Meldrum requested that the Company call a special shareholders meeting to (i) remove certain members of the Company’s board of directors (the “Board”) and (ii) elect new directors to the Board to fill vacancies left by the removal of directors; and

WHEREAS, the Company and the Shareholder Group have agreed that it is in their mutual interests to enter into this Agreement to set forth, among other things, the parties’ mutual understanding relating to the 2010 annual meeting of shareholders (the “2010 Annual Meeting”) and other related personnel matters.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the Parties mutually agree as follows:

1.  Representations and Warranties of the Shareholder Group. The Shareholder Group represents and warrants to the Company that (a) this Agreement has been duly authorized, executed and delivered by the Shareholder Group, and is a valid and binding obligation of the Shareholder Group, enforceable against the Shareholder Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Shareholder Group as currently in effect.

2.  Representations and Warranties of the Company. The Company hereby represents and warrants to the Shareholder Group that (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not (1) conflict with, result in a breach or violation of, constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, result in the loss of a material benefit or give any right of termination, amendment, acceleration or cancellation under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to any law, any order of any court or other agency of government, the Company’s Third Restated Articles of Incorporation (as amended) (the “Restated Articles”), the Company’s First Restated Bylaws (the “Restated Bylaws”), or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property or assets is subject or (2) trigger any “change of control” provisions in any agreement to which the Company is a party; and (c) no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit the Company to perform its obligations under this Agreement, except for such as have been obtained.

3.  CEO Resignation; Board Matters; Nominations at 2010 Annual Meeting.

(a)           Simultaneously with the execution of this Agreement and the Separation and Mutual Release Agreement by and between Hudson and the Company attached as Exhibit A hereto, Hudson hereby irrevocably resigns as the Chief Executive Officer and director of the Company.  The Parties hereto agree and acknowledge that the preceding sentence shall serve as Hudson’s formal irrevocable resignation delivered to the Company and upon execution of this Agreement and the Separation and Mutual Release Agreement, which agreement shall be executed concurrently with the execution of this Agreement, no additional agreement, notice or action shall be necessary to immediately effectuate such resignation in accordance herewith.  Hudson agrees that he shall not contest or seek to contest the validity or effectiveness of such resignation.

(b)           As set forth in the Separation and Mutual Release Agreement attached as Exhibit A, the Company hereby acknowledges that Hudson will be due certain severance payments under Section 13(d) of the Employment Agreement with the Company, dated February 8, 2008 and the Company shall pay such amounts promptly in accordance with the terms of such agreement.

(c)           Contemporaneous with the resignation of Hudson as the Chief Executive Officer, the Company will appoint J. David Boyle II, the Company’s current Senior Vice President and Chief Financial Officer as the Company’s interim Chief Executive Officer.  The Company agrees that a permanent replacement Chief Executive Officer will not be made or approved by the Board until after the 2010 Annual Meeting, provided that the Company may conduct a search for a permanent Chief Executive Officer prior to such time.

(d)           The Parties acknowledge that the Board has amended, subject to the execution of this Agreement by the Parties, (i) Section 3.2 of the Restated Bylaws to provide that the number of directors of the Company shall be a minimum of one (1) and a maximum of seven (7) as determined from time to time by the Board and that the Board has determined to set the number at seven (7), and (ii) Section 3.10 of the Restated Bylaws to clarify that a director appointed by the directors to fill a vacancy shall fill the term of the director whose seat he or she is succeeding.

(e)           Simultaneously with the execution of this Agreement and immediately prior to the effectiveness of the amendment to Section 3.2 of the Restated Bylaws, Forrest hereby irrevocably resigns as a director of the Company.  The Parties hereto agree and acknowledge that the preceding sentence shall serve as Forrest’s formal irrevocable resignation delivered to the Company and no additional agreement, notice or action shall be necessary to immediately effectuate such resignation in accordance herewith.  Forrest agrees that he shall not contest or seek to contest the validity or effectiveness of such resignation.

(f)            Simultaneously with the execution of this Agreement, the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) shall appoint Anthony Chase (the “New Director”) to serve as a director of the Company to fill the vacancy created by the Hudson resignation and to serve in such capacity for the remainder of Hudson’s term or until his successor is duly elected and qualified, subject to the terms of this Agreement.  The Parties acknowledge that each of the Nominating Committee and the Board has in good faith, reviewed and approved the credentials of Anthony Chase and in the exercise of its fiduciary duties, concluded that such candidate has business experience in such areas as would reasonably be expected to enhance the Board, and the Nominating Committee recommended to the Board that it appoint, and the Board appointed, the New Director to fill the vacancy on the Board created by Hudson’s resignation and the Board has appointed the New Director to serve as a member of the Nominating Committee immediately upon his appointment to the Board.  The New Director also shall be eligible to be a member of any other committee of the Board (as the Board may determine) if he meets any independence or other requirements under applicable law and the rules and regulations of the Nasdaq Stock Market or other securities exchange that the Company’s securities may then be traded for service on such committee.

(g)           The Parties acknowledge that the Nominating Committee has recommended to the Board, and the Board, in good faith after exercising its fiduciary duties has determined that, in connection with the 2010 Annual Meeting, the following persons to be included in the Company’s slate of nominees for director shall (i) not include current directors Michael D. Casey (“Casey”) and Christopher S. Henney (“Henney”), both of whom have previously notified the Company of their decision not to stand for re-election of directors at the end of their current term and (ii) shall include current directors William Goolsbee (“Goolsbee”) and Gil Price (“Price”);

(h)           The New Director will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are generally applicable to any non-employee directors of the Company.

(i)            The Company agrees that prior to the 2010 Annual Meeting, the Board and all applicable committees of the Board shall not (i) increase the size of the Board to more than seven (7) directors, (ii) make any change in the composition of the Nominating Committee other than due to death or resignation of a member of such committee, in which case any replacement member of such committee shall be approved in writing by each member of the Shareholder Group, which consent shall not be unreasonably withheld, (iii) make any change in the Restated Bylaws or Restated Articles that adversely affects the right and ability of shareholders to act by written consent, call for special meetings, or remove and replace directors, or (iv) take any action that would otherwise adversely affect the benefits to be received by the Shareholder Group from this Agreement.

(j)            The Company agrees that the 2010 Annual Meeting will take place no later than June 15, 2010, and assuming a quorum is present at such meeting, such meeting shall not be adjourned prior to the valid election of directors in accordance with the terms of this Agreement without the written consent of each Shareholder Party.

4.  Standstill Restrictions.

(a)           Subject to applicable law, including Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Shareholder Group (and each member of the Shareholder Group, acting alone or together with any other person or group) shall not, and shall cause their

Affiliates and Associates (as defined below) under its control or direction not to, in any manner, directly or indirectly:

(i)            for a period of one (1) year from the date of this Agreement, solicit (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) proxies or consents to vote any securities of the Company, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote any shares of Common Stock with respect to any matter, or become a “participant” in any “contested solicitation” for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a participant in support of all of the Company’s nominees and proposals;

(ii)           for a period of one (1) year from the date of this Agreement, deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Shareholder Group;

(iii)          for a period of one (1) year from the date of this Agreement, otherwise act, alone or in concert with others to control or seek to control of the Board, or to control, or seek to control or influence the management or the policies of the Company, other than through non-public communications with the Board;

(iv)          for a period of one (1) year from the date of this Agreement, otherwise act, alone or in concert with others to control or seek to remove any director from the Board, other than through non public communications with the Board; or

(v)           for a period of one (1) year from the date of this Agreement, alone or in concert with others, (1) seek to call a meeting of shareholders, (2) seek representation on the Board, or (3) initiate, propose or otherwise solicit shareholders of the Company for the approval of shareholder proposals, or cause, encourage, or attempt to cause or encourage any other person to initiate any shareholder proposal, except as specifically contemplated in this Agreement.

(b)           Subject to applicable law, including Section 13(d) and (g) of the Exchange Act and Rules 10b-5, 10b5-1 and 10b5-2 under the Exchange Act, for a period of six (6) months from the date of this Agreement:

(i)            Mr. Haywood and Ms. Haywood shall not, and shall cause their Affiliates and Associates (as defined below) under their control or direction not to, in any manner, directly or indirectly, purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of any Common Stock or other securities issued by the Company, if in any such case, immediately after the taking of such action, Mr. Haywood and Ms. Haywood would, in the aggregate, collectively beneficially own more than 12% of the then outstanding shares of Common Stock; provided that the foregoing percentage of beneficially owned Common Stock shall not include any unexercised outstanding warrants, or shares acquired upon exercise of such warrants, held by either Mr. Haywood or Ms. Haywood; or

(ii)           the Fund, Meldrum, Mr. Egan and Mr. O’Driscoll shall not, and shall cause their Affiliates and Associates (as defined below) under their control or direction not to, in any manner, directly or indirectly, purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of any Common Stock or other securities issued by the Company, if in any such case, immediately after the taking of such action, the Fund, Meldrum, Mr. Egan and Mr. O’Driscoll would, in the aggregate, collectively beneficially own more than 6% of the then outstanding shares of Common Stock; provided that the foregoing percentage of beneficially owned Common Stock shall not include any unexercised outstanding warrants, or shares acquired upon exercise of such warrants, held by either the Fund, Meldrum, Mr. Egan and Mr. O’Driscoll.

(c)           Notwithstanding anything contained herein to the contrary, any member of the Shareholder Group, and any Affiliate or Associate of any such member, shall be entitled to:

(i)            subject to Section 5, vote their shares on any proposal duly brought before the 2010 Annual Meeting, or otherwise vote as the Shareholder Group or each individual member of the Shareholder Group determines in its sole discretion;

(ii)           disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company (other than the election of directors) and the reasons therefor; or

(iii)          propose a slate of nominees for election as directors and/or one or more proposal(s) for consideration or approval by shareholders at the 2011 annual meeting of shareholders (the “2011 Annual Meeting”) to comply with the advance notice provisions or other requirements of the Restated Articles or the Restated Bylaws.

(d)           As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

5.  Actions by the Shareholder Group.

(a)           At the 2010 Annual Meeting, the Shareholder Group shall vote, and cause their respective officers, directors, employees and agents to vote, all of the shares of Common Stock beneficially owned by him or them for (i) each of the Company’s nominees (which nominees have been made in compliance with the terms of this Agreement) for election to the Board and (ii) the ratification of the appointment of the Company’s independent auditors.

(b)           Following execution of this Agreement by the Parties, the Shareholder Group shall not submit any proposals or nominations for election to the Board at the 2010 Annual Meeting and shall revoke its prior demand for a special meeting of the shareholders and revoke all other demands previously made to the Board.

(c)           Following execution of this Agreement by the Parties, the Shareholder Group shall amend its Schedule 13D to indicate the termination of the demand for a special meeting of shareholders and the execution of this Agreement.

6.  Termination.  This Agreement shall terminate and the obligations of the Parties under this Agreement shall cease on the earlier of the following (the “Termination Date”):

(a)           at the option of the Company, upon a material breach by the Shareholder Group of any obligation hereunder which has not been cured within 14 days after the Shareholder Group receives written notice of such breach from the Company;

(b)           at the option of the Shareholder Group, upon a material breach by the Company of any obligation hereunder which has not been cured within 14 days after the Company receives written notice of such breach from the Shareholder Group;

(c)           seven days prior to the date that a Company shareholder may first submit a nomination for the election of directors at the 2011 Annual Meeting pursuant to the Restated Bylaws;

(d)           on the day that the Board publicly announces its nominees for election as directors at the 2011 Annual Meeting; or

(e)           at any time, upon the written consent of all of the Parties.

7.  Public Announcement. The Company and the Shareholder Group shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release that is mutually acceptable to the parties, including a description of the material terms of this Agreement.  Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the joint press release is issued.

8.  Releases.

(a)           The Shareholder Group hereby agrees for the benefit of the Company, and, to the extent acting in such capacity, each controlling person, officer, director, shareholder, agent, affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company (the Company and each such person being a “Company Released Person”) as follows:

(i)            The Shareholder Group, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent relating in any way to the affairs of the Company that the Shareholder Group may have against the Company Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement (collectively, “Shareholder Group Released Claims”).

(ii)           The Shareholder Group understands and agrees that the Shareholder Group Released Claims released by the Shareholder Group above include not only those claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Shareholder Group Released Claims as described above and which if known by the Shareholder Group would have materially affected this settlement with the Company. The Shareholder Group understands that they may hereafter discover facts different from or in addition to what they now believe to be true, which if known, could have materially affected this release of the Shareholder Group Released Claims, but they nevertheless waive any claims or rights based on different or additional facts.

(iii)          With respect to the Shareholder Group Released Claims, the Shareholder Group, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, expressly waives as of the date of the execution of the Agreement all provisions, rights and benefits of California Civil Code section 1542 and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542.  California Civil Code section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b)           The Company hereby agrees for the benefit of the Shareholder Group, and, to the extent acting in such capacity, each controlling person, officer, director, stockholder, agent, affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof, as well as the New Director, but does not include any member of the Board (the Shareholder Group and each such person being a “Shareholder Released Person”) as follows:

(i)            The Company, for itself and for its affiliates, directors, assigns, and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Shareholder Released Person of, and holds each Shareholder Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent relating in any way to the affairs of the Company that the Company may have against the Shareholder Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement (collectively, “Company Released Claims”).

(ii)           The Company understands and agrees that the Company Released Claims released by the Company above include not only those claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Company Released Claims as described above and which if known by the Company would have materially affected this settlement with the Shareholder Group.  The Company understands that it may hereafter discover facts different from or in addition to what it now believes to be true, which if known, could have materially affected this release of the Company Released Claims, but it nevertheless waives any claims or rights based on different or additional facts.

(iii)          With respect to the Company Released Claims, the Company, for itself and for its affiliates, directors, assigns, and successors, past and present, expressly waives as of the date of the execution of the Agreement all provisions, rights and benefits of California Civil Code section 1542 and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542.  California Civil Code section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)           The Parties intend that the foregoing releases be broad with respect to the matters released, provided, however, this release of the Shareholder Group Released Claims and the Company Released Claims shall not include claims to enforce the terms of this Agreement; and provided further that nothing in the foregoing release shall be deemed or construed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of the Company arising under the Restated Articles, the Restated Bylaws or otherwise.

9.  Remedies.

(a)           Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity.

(b)           In the event a Party institutes any legal action to enforce such Party’s rights under, or recover damages for breach of this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

10.  Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a Party by notice to the other Parties in accordance with this Section 12) and delivered personally or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, or (b) if sent by recognized overnight courier, one day after the date of sending.

If to the Company:

AVI BioPharma, Inc.

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

Attention: Chief Executive Officer

Telephone:  (541) 738-5112

Facsimile:  (425) 489-5933

with copies (which shall not constitute notice to the Company) to:

Davis Wright Tremaine LLP

1300 SW Fifth Avenue, Suite 2300

Portland, OR 97201

Attention:  Michael Phillips

Telephone: (503) 778-5214

Facsimile: (503) 778-5299

and

Cooley Godward Kronish LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:  Nancy H. Wojtas

Telephone:  (650) 843-5819

Facsimile:  (650) 849-7400

if to any Shareholder Party:

c/o Gary T. Moomjian, Esq.

Moomjian, Waite, Wactlar & Coleman, LLP

100 Jericho Quadrangle, Suite 225

Jericho, New York 11753

Telephone: (516) 937-5900

Facsimile: (516) 937-5050

with a copy (which shall not constitute notice to any Shareholder Party) to:

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

Attention:  Eric Simonson

Telephone:  (206) 370-7679

Facsimile:  (206) 370-6240

11.  Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties in connection with the subject matter hereof.

12.  Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.  Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

14.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.

15.  Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.  Successors and Assigns. This Agreement shall not be assignable by any of the Parties. This Agreement, however, shall be binding on successors of the Parties.

17.  Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

18.  Further Action. Each Party agrees to execute such additional reasonable documents, and to do and perform such reasonable acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the day and year first above written.

Mr. Haywood

COMPANY		/s/ George W. Haywood
George W. Haywood
AVI BIOPHARMA, INC.

By:	/s/ J. David Boyle II	Ms. Haywood

Its:	Interim President and CEO	/s/ Cheryl Haywood
Cheryl Haywood

FUND

Rockall Emerging Markets Master Fund Limited
Mr. Egan

By:	Meldrum Asset Management, LLC	/s/ Con Egan
Its:	Investment Manager	Con Egan

By:	/s/ Con Egan
Name:	Con Egan
Title:	Manager
Mr. O’Driscoll

/s/ Conor O’Driscoll
MELDRUM		Conor O’Driscoll
Meldrum Asset Management, LLC

By:	/s/ Con Egan
Name:	Con Egan
Title:	Manager

Only for purposes of indicating agreement with Section 3(a) and Section 8 of this Settlement Agreement

HUDSON

/s/ Leslie Hudson
Leslie Hudson

Only for purposes of indicating agreement with Section 3(e) of this Settlement Agreement

FORREST

/s/ K. Michael Forrest
K. Michael Forrest

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